Filed Pursuant to Rule 424(b)(7)

Registration No. 333-123958

PROSPECTUS SUPPLEMENT NO. 1

TO PROSPECTUS DATED FEBRUARY 2, 2006

$250,000,000

PDL BioPharma, Inc.

2.00% Convertible Senior Notes due February 15, 2012 and the

10,554,750 Shares of Common Stock Issuable on Conversion of the Notes

This Prospectus Supplement supplements information contained in our prospectus dated April 11, 2006 (the Prospectus) contained in our Post-Effective Amendment No. 2 to Form S-3 Registration Statement relating to the 2.00% Convertible Senior Notes due February 15, 2012 (the 2005 Notes) of PDL BioPharma, Inc. held by certain security holders who may offer for sale the 2005 Notes and up to 10,554,750 shares of our common stock into which the 2005 Notes are convertible at any time. The 2005 Notes and the underlying shares of our common stock may be offered by the selling securityholders named in the Prospectus, as supplemented herein. PDL will receive no part of the proceeds of any sales made under the Prospectus. None of the 2005 Notes or the underlying shares offered by the Prospectus had been registered prior to the filing of the registration statement of which the Prospectus is a part.

This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus. This Prospectus Supplement is qualified by reference to the Prospectus, except to the extent that the information in this Prospectus Supplement supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.

See “Risk Factors” beginning on page 8 of the Prospectus to read about important factors you should consider before buying the 2005 Notes or shares issuable upon conversion of the 2005 Notes.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION

HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR

ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is October 13, 2006.

SELLING SECURITYHOLDERS

We originally issued the 2005 Notes offered by the selling securityholders in a private placement in February 2005. The initial purchasers of the 2005 Notes resold them to persons they or their agents reasonably believed to be “qualified institutional buyers,” as defined in Rule 144A under the Securities Act, in transactions exempt from the registration requirements of the Securities Act. The selling securityholders, which term as used in the Prospectus includes the initial purchasers’ transferees, pledges, donees or their successors, may from time to time offer and sell pursuant to the Prospectus any or all of the 2005 Notes and shares of common stock issued upon conversion of the 2005 Notes.

The following table supplements or amends the table of selling securityholders contained on pages 65 through 74 of the Prospectus dated April 11, 2006. Where the name of a selling securityholder identified in the following table also appears in the table in the Prospectus, the information set forth in the following table regarding that selling securityholder supersedes the information in the Prospectus. The following table sets forth information, unless otherwise noted, as of October 12, 2006, with respect to the selling securityholder listed in the following table and the respective principal amounts of 2005 Notes and shares of common stock that such selling securityholder beneficially owns that may be offered pursuant to the Prospectus. Beneficial ownership is determined in accordance with Commission rules and includes voting or investment power with respect to the securities. We have obtained this information from the selling securityholder listed below. The selling securityholder listed below has not, and within the past three years has not had, any position, office, or other material relationship with us or any of our predecessors or affiliates. Because the selling securityholder listed below may offer all or some portion of the 2005 Notes or the shares of common stock issuable upon conversion of the 2005 Notes pursuant to the Prospectus, no estimate can be given to us as to the amount of the 2005 Notes or the shares of common stock issuable upon conversion of the 2005 Notes that will be held by the selling securityholder listed below upon termination of any particular offering. In addition, the selling securityholder identified below may have sold, transferred or otherwise disposed of all or a portion of its 2005 Notes since the date on which they provided the information regarding its notes in transactions exempt from the registration requirements of the Securities Act. Information concerning the selling securityholders may change from time to time and, if necessary, we will amend or supplement the Prospectus accordingly.

The number of shares of common stock shown in the table set forth below assumes the conversion of the full amount of 2005 Notes held by such holder at the initial conversion rate of 42.219 shares per $1,000 principal amount of the 2005 Notes, and assumes the conversion of the full amount of 2003 Notes at the initial conversion rate of 49.6618 shares per $1,000 principal amount of the 2003 Notes. These conversion rates are subject to adjustment, as described with respect to the 2005 Notes under “Description of Notes—Conversion Rights” in the Prospectus. Accordingly, the number of shares of common stock may increase or decrease from time to time. Under the terms of the indentures for both the 2003 Notes and the 2005 Notes, fractional shares will not be issued upon conversion of the 2003 Notes or the 2005 Notes, respectively. Cash will be paid instead of fractional shares, if any.

	Principal Amount of Notes		Number of Shares of Common Stock
Selling Securityholder	Beneficially Owned and Offered Hereby(1)	Percentage of Notes Outstanding	Common Stock Beneficially Owned Prior to Conversion(2)	Common Stock Offered Hereby	Common Stock Beneficially Owned Following the Offering(2)
DBAG London(3)	$6,500,000.00	2.6%	274,423	274,423	0

(1)	Information concerning the selling securityholder may change from time to time. Any such changed information will be set forth in amendments or supplements to the Prospectus if and when necessary. Information concerning other selling securityholders will be set forth in amendments or supplements to the Prospectus from time to time, if and when required.
(2)	Assumes sale, transfer or other disposition of all shares of common stock issuable upon conversion of the 2003 Notes and the 2005 Notes.
(3)	This selling securityholder is not an SEC-reporting company, but is an affiliate of a registered broker-dealer. Patrick Corrigan exercises dispositive powers with respect to the 2005 Notes that this selling securityholder beneficially owns and the shares of common stock underlying such 2005 Notes. The selling securityholder acquired the 2005 Notes in the ordinary course of business. The selling securityholder did not have any agreements, understandings or arrangements with any other persons, either directly or indirectly, to dispose of the 2005 Notes and/or the shares of common stock underlying the 2005 Notes.

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